Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and 333-184147-01.

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RBS                                                        BUILDING TOMORROW(TM)
Jim Rogers rings NYSE bell for the first time
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On February 8th, 2013, Jim Rogers and RBS celebrated the November 15th launch of five RBS Rogers Enhanced Exchange Traded Notes ("RBS Rogers Enhanced ETNs")
by ringing the opening bell at the New York Stock Exchange. It was truly an honor for both parties, especially for Jim Rogers as it was his first time opening the market. The RBS Rogers Enhanced ETNs track the RICI Enhanced(SM)
Commodity Total Return Index or one of its sub-indices, which track the
Agriculture, Energy, Precious Metals or Industrial Metals sectors. The
Indices:

[]   Were designed in cooperation with prominent stock market and commodities investor Jim Rogers and RBS

[]   Provide commodity exposure on the basis of expected economic global demand

[]   Attempt to track price changes in individual commodities within the agriculture, energy, precious metals and industrial metals sectors by tracking futures contracts with varying maturities

[]   Were designed to take into account seasonality, cyclicality, liquidity and term structure of the futures contracts for the commodity components, if applicable
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RBS Rogers Enhanced ETNs
----------------------------------------- ----
RBS Rogers Enhanced Commodity Index ETN   RGRC
----------------------------------------- ----
RBS Rogers Enhanced Agriculture ETN       RGRA
----------------------------------------- ----
RBS Rogers Enhanced Energy ETN            RGRE
----------------------------------------- ----
RBS Rogers Enhanced Precious Metals ETN   RGRP
----------------------------------------- ----
RBS Rogers Enhanced Industrial Metals ETN RGRI
----------------------------------------- ----

For more information: www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)
FOR FINANCIAL ADVISERS USE ONLY - NOT FOR USE WITH INDIVIDUAL INVESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs discussed above (the "RBS ETNs")
involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the RICI Enhanced(SM) Indices must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the RICI Enhanced(SM)
Indices do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the spot prices of the relevant commodities or buying and holdng relevant commodities. The prices of commodities are volatile and are affected by numerous factors. The RICI Enhanced(SM) Indices may include futures contracts on non-U.S. exchanges and trading on such exchanges may be subject to different and greater risks than trading on U.S. exchanges. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS
Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities
Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland
Interests, Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason
Commodities Management SA ("Diapason"). Neither Beeland Interests, James B.
Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this communication, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim
Rogers", "James Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity
Index", "RICI", "RICI Enhanced", "RICI Enhanced Agriculture", "RICI Enhanced
Energy", "RICI Enhanced Precious Metals", "RICI Enhanced Industrial Metals" and
the names of all other RICI Enhanced Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers,
Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/ OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED COMMODITY INDEX, ANY
SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED
COMMODITY INDEX, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS
ETNS. NEITHER BEELAND INTERESTS NOR ANY OF ITS AFFILIATES OR AGENTS, MAKES ANY
EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
RICI, THE RICI ENHANCED COMMODITY INDEX, ANY SUB INDEX THEREOF, ANY DATA
INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS
HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR
CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED
HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS
OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS
DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR
OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF
INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED
FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER
FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER,
INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR
AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE
DATA INCLUDED OR REFLECTED THEREIN.

Copyright [C] 2013 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc..

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The Royal Bank of Scotland [C] 2013                               rbs.com/etnus
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